Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

YRC Worldwide Amends, Extends and Improves the Terms of the

Company’s $450 Million ABL Facility

OVERLAND PARK, Kan., June 28, 2016 — YRC Worldwide Inc. (NASDAQ: YRCW) announced today that it has amended several key terms of its Asset Based Loan (ABL) Facility (the Facility). The most substantial changes were:

•	A 50 basis points (bps) reduction in interest spread from Libor + 225 bps to Libor + 175 bps;
•	Subject to certain conditions, the maturity has been extended from February 2019 to June 2021; and
•	A reduction in availability requirements under the Facility; this reduction increases the company’s flexibility to utilize cash previously required to be restricted under the Facility.

Jamie Pierson, YRCW’s Chief Financial Officer, stated, “Since we refinanced the company in first quarter 2014, our operating results have substantially improved. As a result, our leverage has decreased from 5.3 times for the last 12 months (LTM) ending December 2013 to 3.2 times for the LTM ending March 2016. I am pleased that our ABL lenders have recognized YRCW’s improved financial performance, and this amendment is a tangible example of that recognition. Our ability to reduce the leverage ratio is a credit to our entire organization’s drive to identify and implement great return on investment (ROI) projects that contribute to bottom-line improvement. This amendment should allow YRCW to better utilize its financial resources to continue investing in the company.”

Citizens Bank, NA acted as Joint Lead Arranger, Joint Book runner and Administrative Agent while Bank of America and PNC Capital acted as Co-Syndication Agents as well as Joint Lead Arrangers and Joint Book runners. ING and CIT acted as Co-Documentation Agents.

About YRC Worldwide

YRC Worldwide Inc., headquartered in Overland Park, Kan., is the holding company for a portfolio of less-than-truckload (LTL) companies including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn. Collectively, YRC Worldwide companies have one of the largest, most comprehensive LTL networks in North America with local, regional, national and international capabilities. Through their teams of experienced service professionals, YRC Worldwide companies offer industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence.

Please visit our website at www.yrcw.com for more information.

Investor Contact:

Tony Carreño

913-696-6108

tony.carreno@yrcw.com

Media Contact:

Mike Kelley

913-696-6121

mike.kelley@yrcw.com

SOURCE YRC WORLDWIDE